Empire Global Corp. completes Acquisition of Licensed Gaming Operator in Italy

NEW YORK - August 18, 2014 - Empire Global Corp. (the company) (EMGL.OTCQB) announced today the completion of the acquisition of Multigioco Srl., a licensed gaming operator based in Rome, Italy.

The transaction will result in Empire Global owning 100% of the issued and outstanding shares of Multigioco Srl., which includes all the assets, intellectual property, and operations governed under the Italian national gaming authority Amministrazione Autonoma Monopoli di Stato (AAMS).

Michele Ciavarella, Chairman and CEO comments, "The completion of the transaction with Multigioco represents a significant leap for Empire Global Corp and its shareholders. It is a compliment to the energy put forward by all the parties engaged in the process of reaching this goal. This is our first in a long list of accretive opportunities we are aggressively pursuing. Our business blueprint is on track to become a top tier gaming operator over a 5 year investment time horizon." For more information, including a copy of our most recent SEC reports, please visit www.emglcorp.com.

Multigioco currently has over 850 venues under its licence mainly situated throughout Central and South Italy, with an extensive current on-line platform and certified for PosteItalia, MasterCard, Visa and Skrill Gaming Card use and with mobile applications on the horizon. Multigioco operations generated
71 million Euro in Gross Gaming Revenue (GGR) in 2013. Game offerings include Sports betting (Soccer, Horse Racing and other sports) and lottery distribution terminals, which represents the largest turnover. Other significant offerings are Online Casino, Online Poker and Cash Games (Cards), Slots and Bingo, while to a lesser degree various VLT games (i.e. tantalizing games).

Information in this news release may contain statements about future expectations or plans of Empire Global Corp. that constitute forward-looking statements for purposes of the Safe Harbor Provisions under the Private Securities Litigation Reform Act of 1995.

Contacts
Empire Global Corp.
Michele (Mike) Ciavarella
empireglobal@bell.net